Exhibit 10.3

PERSONAL EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED PERSONAL EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 7th day of April, 2017 (the “Effective Date”)  by and between A.D. Integrity Applications Ltd. (No. of Company 51-315187-8), of 19 Ha’Yahalomim St., P.O. Box 12163, Ashdod 7760049 Israel (the “Company”) and David Malka (I.D. No 022129928) of 35 Muksay St, Rehovot, Israel (the “Manager”).

WHEREAS,	the Company and the Manager previously entered into a Personal Employment Agreement effective as of October 19, 2010 (the “Prior Agreement”); and

WHEREAS,	the Company and the Manager now wish to amend and restate the Prior Agreement in its entirety to provide for amended terms and conditions of the Manager’s employment by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

General

1. Position. The Manager shall serve in the position described in Exhibit A attached hereto. In such position the Manager shall report regularly and shall be subject to the direction and control of the Company’s Chief Executive Officer. The Manager shall have all of the powers, authorities, duties and responsibilities usually incident to the position of a Vice President of Operations of a corporation, including responsibility of the entire daily operations and infrastructures of the Company, maintenance, subcontractors and manufacturing of the Company. The Manager shall perform his duties diligently, conscientiously and in furtherance of the Company’s best interests.  In addition, the Manager will be entitled to attend, discuss and otherwise participate in all functions of the Company’s Board of Directors (the “Board”) as an observer, but shall have no voting rights designated, for an initial term of twelve (12) months, with renewable annual terms thereafter upon approval of the Board, as long as the Manager remains an employee of the Company.  The Manager shall receive notice of all meetings of the Board and all written materials distributed to the members of the Board prior to the meeting to which they apply.  The Board reserves the right to withhold any information and to exclude the Manager from access to any meeting or portion thereof if the Board reasonably believes in good faith upon advice of counsel that such exclusion is necessary in order to preserve the attorney client privilege or could result in disclosure of trade secrets or a conflict of interest, or if the Manager is a competitor of the Company, as determined by a majority of the members of the Board.

2. Scope of Employment. The Manager agrees to devote the working time and attention to the business and affairs of the Company, as shall be required to discharge the responsibilities assigned to the Manager hereunder. The Manager shall devote the required time and attention to the business of the Company. The Manager hereby acknowledges that the performance of his employment with the Company may require working overtime. However, Manager acknowledges that he holds a senior position in the Company requiring a special degree of trust and therefore is not entitled to receive, pursuant to the Hours of Work and Rest Law 5711-1951, separate and/or additional payments in respect of additional hours or for working on weekends or on holidays.

3. Location. The Manager shall perform his duties hereunder at the Company’s office in Ashdod, Israel or from his home, as shall be decided by the Manager, and he understands and agrees that his position may involve international travels. It is clarified that any international travel of the Manager shall be coordinated between the Manager and the Company.

4. Manager’s Representations and Warranties. The Manager represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) do not require the consent of any person or entity.

Term of Employment

5. Term. The Manager’s employment with the Company had commenced on the date set forth in Exhibit A (the “Commencement Date”), and shall continue until it is terminated pursuant to the terms set forth herein.

6. Termination at Will. Either party may terminate the employment relationship hereunder at any time, by giving the other party a prior written notice as set forth in Exhibit A (the “Notice Period”). Notwithstanding the foregoing, the Company is entitled to terminate this Agreement with immediate effect or at any time during the Notice Period (including to waive the work of the Manager during the Notice Period) upon a written notice to Manager and payment to the Manager a one-time amount equal to the Salary (as defined below) and the financial value of all other benefits the Manager would have been entitled to receive in respect of the portion of the Notice Period which was forfeited, in lieu of such prior notice period.

The Company and Manager agree and acknowledge that the Company’s Severance Contribution to the Pension Scheme (as defined in Section 11) in accordance with Section 11 below, shall, provided contribution is made in full, be instead of severance payment to which the Manager (or his beneficiaries) shall be entitled with respect to the Salary upon which such contributions were made and for the period in which they were made (the “Exempt Salary”), pursuant to Section 14 of the Severance Pay Law 5723 – 1963 (the “Severance Law”). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, which is attached hereto as Exhibit C. The Company hereby forfeits any right it may have in the reimbursement of sums paid by Company into the Pension Scheme, except: (i) in the event that Manager withdraws such sums from the Pension Scheme, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Law. Nothing in this Agreement shall derogate from the Manager’s rights to severance payment in accordance with the Severance Law or agreement or applicable ministerial order in connection with remuneration other than the Exempt Salary, to the extent such remuneration exists.

7. Termination for Cause. The Company may immediately terminate the employment relationship for Cause, and such termination shall be effective as of the time of notice of the same. “Cause” means the good faith and reasonable determination of the Board that the Manager has (i)  been grossly negligent or engaged in willful misconduct, fraud, embezzlement, acts of dishonesty or a conflict of interest (to the extent such conflict of interest materially harms the Company), in each case, relating to the affairs of the Company; provided, that “Cause” shall not be deemed to exist under this clause (i) unless the Manager has been given written notice specifying the act or omission constituting Cause and the Manager has failed to cure such act or omission within thirty (30) days after receiving such notice; provided further, that such notice and cure right shall not be required to be given if the act or omission giving rise to the determination that Cause exists is not, in the reasonable determination of the  Board, susceptible of cure; (ii) been convicted of or pleaded nolo contendere to any felony crime or been involved in the commission of any act (A) involving (1) misuse or misappropriation of money or other property of Company or (2) repeated use of illegal substances; or (B) which disparages the business integrity of the Company, their directors, employees or customers, and materially and adversely affects the business reputation of Company; or (iii) engaged in a willful violation of any U.S. federal or state securities laws.

8. Notice Period; End of Relations. During the Notice Period and unless otherwise determined by the Company in a written notice to the Manager, the employment relationship hereunder shall remain in full force and effect, the Manager shall be obligated to continue to discharge and perform all of his duties and obligations with Company, and the Manager shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the Manager’s responsibilities.

Covenants

9. Proprietary Information; Assignment of Inventions and Non-Competition. Upon the execution of this Agreement, the Manager will execute the Company’s Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Exhibit B hereto.

Salary and Additional Compensation; Pension/Insurance Scheme

10. Salary. The Company shall pay to the Manager as compensation for the employment services an aggregate monthly salary in the amount set forth in Exhibit A (the “Salary”). Except as specifically set forth herein, the Salary includes any and all payments to which the Manager is entitled from the Company hereunder and under any applicable law, regulation or agreement. The Manager’s Salary and other terms of employment may be reviewed and upgraded by the Board, from time to time, at the CEO discretion. The Salary is to be paid to the Manager no later than by the 9th day of each calendar month after the month for which the Salary is paid, after deduction of applicable taxes and like payments.

11. Insurance and Social Benefits. The Company shall, on a monthly basis, pay to a pension scheme for the benefit of the Manager and shall deduct from the Manager’s Salary a respective payment towards such pension scheme (the “Pension Scheme”). The contributions to the Pension Scheme will be as follows:

(i)	The Company will pay an amount equal to 8 1/3% (eight percent and one third of a percent) of the Salary as a severance pay component;

(ii)
In case of a Pension Scheme of a managers insurance type (and not a pension fund), the Company shall pay for a disability insurance in an amount of 2.5% of the Salary or a lower amount as required to insure 75% of the Salary (the "Disability Insurance Component");

(iii)
The Company will pay towards a savings component (A) an amount equal to 6.5% of the Salary in case the Pension Scheme is through a pension fund or (B) an amount equal to 6.5% of the Salary less the Disability Insurance Component, but in no event less than 5%, in case of a managers insurance type Pension Scheme; and

(iv)	The Company shall deduct from the net Salary an amount equal to 6% which amount shall be allocated to a savings component.

The above contributions and deductions are subject to applicable law and therefore may be adjusted accordingly.

Additionally, the Company, together with the Manager will maintain an advanced study fund (“Keren Hishtalmut”) and the Manager and the Company shall contribute to such fund an amount equal to 2.5% of the Salary (payable by the Manager) and 7.5% of the Salary (payable by the Company), respectively.

The contributions set out above shall be made with respect to the total amount of the Salary notwithstanding the maximum amounts exempt from tax payment under applicable laws, provided that the Manager shall bear all tax liability associated therewith.

Additional Benefits

12. Bonus.  The Manager shall be eligible to earn an annual performance bonus having a threshold bonus opportunity equal to 420% of his current Salary, a target bonus opportunity equal to 720% of his current Salary, and a maximum bonus equal to 864% of his current Salary, in each case based on satisfaction of performance criteria to be established by the Board within the first ninety (90) days of each fiscal year that begins during the period in which the Manager is employed with the Company pursuant to the terms of this Agreement (the “Performance Bonus”).  Payment of any Performance Bonus shall be made based on the Board’s determination regarding the Manager’s satisfaction of the criteria applicable to such Performance Bonus opportunity.  Any payment in respect of a Performance Bonus shall be subject to tax and other standard payroll withholdings and shall be paid within thirty (30) days following the final determination of the amount of the Performance Bonus to be paid and during the immediately following calendar year to which the Performance Bonus related and provided that Manager is employed with the Company pursuant to the terms of this Agreement through and on such payment date.

In addition, the Manager shall be eligible to earn a retention bonus equal to 60% of his aggregate Salary earned through the one-year anniversary of the Effective Date, payable within thirty (30) days following the one-year anniversary of the Effective Date, provided that the Manager remains employed with the Company through and on the one-year anniversary of the Effective Date.

13. Vacation. The Manager shall be entitled to the number of vacation days per year as set forth in Exhibit A, to be taken at times subject to the reasonable approval of the Company. In the event that the demands of the Manager’s activities shall preclude or limit the Manager’s ability to actually use such vacation days in any specific year, the Manager shall be entitled to the balance of the unused vacation days in the next succeeding three years (and any unused days of vacation above the days mandatory pursuant to applicable law during such period shall be redeemed to the Manager by the Company).

14. Sick Leave; Convalescence Pay. The Manager shall be entitled to that number of paid sick leave per year as set forth in Exhibit A (with unused days to be accumulated without limitation), and also to Convalescence Pay (“Dmei Havra’a”) as set forth in Exhibit A.

15. Company Car. During the term of this Agreement the Company will provide the Manager with a car of make and model equal to group 3 (as defined by the tax authorities for “Shovi Shimush Berechev”) pursuant to Company’s discretion (the “Car”). The Car shall belong to or be leased by the Company for use by the Manager during the period of his employment with the Company, including the Notice Period. The Car will be returned to the Company by the Manager immediately after termination of the Manager’s employment by the Company (i.e. at the end of the Notice Period). The Company shall bear all the fixed and variable costs of the Car, including licenses, insurance, gasoline, regular maintenance and repairs and toll road fees. The Company shall not, at any time, bear the costs of any tickets, traffic offense or fines of any kind. The Company shall bear all the personal tax consequences of the allocation of a company car to the benefit (“Gilum Male”). Any expenses, payments or other benefits that are made in connection with the Car shall not be regarded as part of the Salary, for any purpose or matter, and no social benefits or other payments shall be paid on its account.

16. Mobile Phone. During the term of this Agreement the Company shall provide the Manager a mobile phone, for use in connection with Manager’s duties hereunder. The Company shall bear all expenses relating to the Manager’s use and maintenance of the phone attributed to the Manager under this subsection. The Company shall bear all the personal tax consequences of the allocation of the mobile phone to his benefit.

17.  Equity.

Effective as of the Effective Date, INTEGRITY APPLICATIONS, INC. (“Integrity”), a Delaware corporation and parent of the Company, shall accelerate the vesting of all outstanding unvested options to purchase common stock of Integrity at an exercise price per share equal to US$6.25 held by the Manager as of the Effective Date.

Provided that on or before the one-year anniversary of the Effective Date, the Company receives full payment for the revenue order having a value equal to or greater than US$1,700,000, which the Manager has advised the Company is pending as of the Effective Date, Integrity shall grant the Manager an option to purchase up to 25,000 shares of common stock of Integrity having an exercise price per share equal to US$4.50, which shall vest monthly over a three-year period following the grant date and shall be subject to the terms and conditions set forth in the stock option agreement to be provided to the Manager and pursuant to Integrity's 2010 Incentive Compensation Plan and the provisions of Section 102(b)(3) of the Israeli Tax Ordinance as a grant according to Capital Gain Tax Track with a Trusty, as soon as possible after the Company receives full payment for such revenue order described in this paragraph.

As soon as possible after the execution of the Agreement, Integrity shall grant the Manager an option to purchase 361,875 shares of common stock of Integrity at an exercise price per share equal to US$4.50, on a fully diluted basis, which shall vest over a three-year period following the grant date and shall be subject to the terms and conditions set forth in the stock option agreement to be provided to the Manager and pursuant to Integrity's 2010 Incentive Compensation Plan and the provisions of Section 102(b)(3) of the Israeli Tax Ordinance as a grant according to Capital Gain Tax Track with a Trustee.

Integrity shall grant the Manager an option to purchase 266,617 shares of common stock of Integrity at an exercise price per share equal to US$7.75, which shall vest 50% upon CFDA approval and 50% upon FDA approval and shall be subject to the terms and conditions set forth in the stock option agreement to be provided to the Manager and pursuant to Integrity's 2010 Incentive Compensation Plan, and the provisions of Section 102(b)(3) of the Israeli Tax Ordinance as a grant according to Capital Gain Tax Track with a Trustee.   The Company and the Manager  may modify or refine these milestones within the first 90 days after the execution and delivery of this Agreement, based on the recommendation of the CEO of the Company and subsequent approval by the Compensation Committee or Board.

18. Adjustment Period. In the event the Manager’s employment with the Company is terminated for any reason, other than by the Company for Cause, the Manager shall be entitled to 3 Salaries, including all the benefits mentioned above, payable over the three month period immediately following the termination of this Agreement.  The 3 Salaries shall be paid in equal installments over the three month period immediately following the termination of this Agreement.  The payments and benefits provided under this Paragraph 18 are conditioned upon (i) the Manager not working and/or providing services to any entity directly competing with the Company, (ii) the Manager complying with the terms and conditions of the Company’s Proprietary Information, Assignment of Inventions and Non-Competition Agreement, and (iii) the Manager’s execution of a general release of claims in a form the Company may reasonably request that becomes irrevocable within 60 days following the date on which this Agreement is terminated.    Payment of any amounts subject to the Manager’s release shall be delayed until the 61st day following the date on which this Agreement is terminated and any payments that are so delayed shall be paid on such date.

19. Renegotiation of Terms. Following 12 months from the execution date of this Agreement, the Company and the Manager shall discuss the possibility to upgrade the Manger’s remuneration terms.

Miscellaneous

20. The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv-Yafo Regional Labor Court.

21. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

22. No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

23. In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby.

24. The preface and exhibits to this Agreement constitute an integral and indivisible part hereof.

25. This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof (including, without limitation the Prior Agreement), and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

26. The Manager acknowledges and confirms that all terms of the Manager’s employment are personal and confidential, and undertake to keep such terms in confidence and refrain from disclosing such terms to any third party.

27. All references to applicable laws are deemed to include all applicable and relevant laws and ordinances and all regulations and orders promulgated there under, unless the context otherwise requires. The parties agree that this Agreement constitutes, among others, notification in accordance with the Notice to Employees (Employment Terms) Law, 2002. Nothing in this agreement shall derogate from the Manager’s rights according to applicable laws.

28. The Company will be bound by this Agreement subject to its authorization by all necessary corporate actions.

29. This Agreement may be assigned by the Company (whether by operation of law or otherwise) to Integrity, without the prior written consent of the Manager; provided, however, that the Company may assign its rights and delegate its duties hereunder without derogating from the Manager’s rights or influencing them in any manner.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

______________________________ A.D. Integrity Applications Ltd.	______________________________ David Malka

Exhibit A

To the Personal Employment Agreement by and between
The Company and the Manager

Name & I.D. No: Name of Manager:	David Malka, I.D. No 022129928
1. Position: Position in the Company:	Vice President of Operations
2. Under Direction of:	Chief Executive Officer
3. Commencement Date: Commencement Date:	March 1, 2003
4. Notice Period: Notice Period:	90 days
5. Rest Days:	Saturday
6. Salary: Salary:
NIS 20,000 for each month until the month in which the Company receives a deposit of an amount equal to or greater than US$350,000 for the revenue order having a value equal to or greater than US$1,700,000, which the Manager has advised the Company is pending as of March 20, 2017.  Effective for the month in which the Company receives the aforementioned deposit of an amount equal to or greater than US$350,000, and each subsequent month, the Manager’s Salary shall increase to NIS 35,000 per month.

7. Bonus:	as set forth in section 12 above
8. Annual Vacation: Vacation Days Per Year:	24 days
9. Sick Days: Sick Leave Days Per Year:	Pursuant to applicable law, however paid in full from first day
10. Convalescence Pay:	10 days per year. Worth of every day pursuant to applicable extension order.

Exhibit B

Proprietary Information, Assignment of Inventions and Non-Competition Agreement

Exhibit C

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS
TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY
UNDER THE SEVERANCE PAY LAW, 5723-1963

By virtue of my power under Section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval for the sake of his employee to a comprehensive pension provident fund that is not an insurance fund within the meaning set forth in the Income Tax Regulations (Rules for the Approval and Conduct of Provident Funds), 5724-1964 (hereinafter: the “Pension Fund”) or to managers’ insurance which includes the possibility to receive annuity payments under an insurance fund as aforesaid, (hereinafter: the “Insurance Fund”), including payments made by the employer by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: “Employer’s Payments”), shall be made in lieu of severance pay due to said employee with respect to the salary from which said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)	The Employer’s Payments –

(a)
to the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays, for the sake of his employee, in addition thereto, payments to supplement severance pay to a severance pay provident fund or to an Insurance Fund in the employee’s name, in the amount of 2 1/3 % of the Exempt Salary. In the event that the employer has not paid the above mentioned 2 1/3% in addition to said 12%, his payments shall come in lieu of only 72% of the employee’s severance pay;

(b)	to the Insurance Fund are not less than one of the following:

(i)
13 1/3% of the Exempt Salary, provided that, in addition thereto, the employer pays, for the sake of his employee, payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount equivalent to the lower of either an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary (hereinafter: “Disability Insurance Payment”);

(ii)
11% of the Exempt Salary, if the employer paid, in addition, the Disability Insurance Parent; and in such case, the Employer’s Payments shall come in lieu of only 72% of the employee’s severance pay. In the event that the employer has made payments in the employee’s name, in addition to the foregoing payments, to a severance pay provident fund or to an Insurance Fund in the employee’s name, to supplement severance pay in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall come in lieu of 100% of the employee’s severance pay.

(2)	No later than three months from the commencement of the Employer’s Payment, a written agreement was executed between the employer and the employee, which includes:

(a)
the employee’s consent to an arrangement pursuant to this approval, in an agreement specifying the Employer’s Payments, the Pension Fund and the Insurance Fund, as the case may be; said agreement shall also incorporate the text of this approval;

(b)
an advance waiver by the employer of any right which he may have to a refund of monies from his payments, except in cases in which the employee’s right to severance pay was denied by a final judgment pursuant to Sections 16 or 17 of the Law, and in such a case or in cases in which the employee withdrew monies from the Pension Fund or Insurance Fund, other than by reason of an entitling event; for these purposes an “Entitling Event” means death, disability or retirement at or after the age of 60.

(3)
This approval shall not derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement with respect to compensation in excess of the Exempt Salary.

15th Sivan 5758 (June 9th, 1998).